J.P. Morgan Global Strategic Income Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified.
The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the Fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the Fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the Fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the Fund to the extent permitted by applicable law.
2e. To approve the amendment of the Fund's investment restriction relating to underwriting.
2f. To approve the amendment of the Fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the Fund's investment restriction relating to commodities.
2h. To approve the amendment of the Fund's investment restriction relating to lending.
2i. To approve the reclassification of the Fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the Fund's investment objective from fundamental to nonfundamental.
4. To approve a new investment  advisory  agreement of the Fund.
5. To amend the Declaration of Trust to provide  dollar-based  voting  rights.
6. To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

The results of the proxy solicitation on the above matters were as follows:

       Directors/Matter                   Votes for         Votes against            Abstentions

1.    Frederick S. Addy                 2,692,335,831       18,884,648                  --
      William G. Burns                  2,692,395,937       18,824,542                  --
      Arthur C. Eschenlauer             2,691,798,990       19,421,489                  --
      Matthew Healey                    2,692,393,425       18,827,054                  --
      Michael P. Mallardi               2,692,488,290       18,732,189                  --
1. Amending of Investment Restrictions:
a.  Relating to diversification of assets     567,655           --                      680
b.  Relating to concentration of assets       567,655           --                      680
c.  Relating to issuance of senior securitie  567,655           --                      680
d.  Relating to borrowing                     567,655           --                      680
e.  Relating to underwriting                  567,655           --                      680
f.  Relating to investment in real estate     567,655           --                      680
g.  Relating to commodities                   567,655           --                      680
h.  Relating to lending                       567,655           --                      680
i.   Reclassification of other restrictions
     as nonfundamental                        567,655           --                      680
3.Reclassification of investment objectives       --            --                       --
4.Investment advisory agreement                570,556          --                      680
5. Dollar-based voting rights            2,645,059,081     16,807,551            47,376,755
6. Independent accountants,
   PricewaterhouseCoopers LLP            2,682,031,391      4,303,418            24,885,671
